Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES E NONVOTING CONVERTIBLE PREFERRED STOCK

OF

THE FIRST BANCSHARES, INC.

The First Bancshares, Inc., a corporation organized and existing under the laws of the State of Mississippi (the "Corporation") DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors on October 7, 2016 adopted the following resolution creating a series of 3,563,380 shares of preferred stock designated as "Series E Nonvoting Convertible Preferred Stock" of $1.00 par value per share:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors in accordance with the provisions of the Articles of Incorporation, a series of preferred stock, of $1.00 par value per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1.            Definitions. As used herein, the following terms have the following meanings:

(a)            "Affiliate" has the meaning set forth in 12 C.F.R. §225.2(a) or any successor provision.

(b)            "Articles of Incorporation" means the Articles of Incorporation of the Corporation, as amended and in effect from time to time.

(c)            "Board of Directors" means the board of directors of the Corporation.

(d)            "business day" means any day other than a Saturday or a Sunday or a day on which banks in the State of Mississippi are authorized or required by law, executive order or regulation to close.

(e)            "By-Laws" means the By-Laws of the Corporation, as amended and in effect from time to time.

(f)            "Certificate" means a certificate representing one or more shares of Series E Preferred Stock.

(g)            "Certificate of Designation" means this Certificate of Designation, Preferences and Rights of Series E Preferred Stock.

(h)            "Common Stock" means the common stock of the Corporation, par value of one U.S. dollar ($1.00) per share.

(i)            "Corporation" means The First Bancshares, Inc., a corporation organized and existing under the laws of the State of Mississippi, and any successor Person.

(j)            "Dividends" has the meaning set forth in Section 3.

(k)            “Fixed Preferred Dividend” has the meaning set forth in Section 3(a)(i).

(l)            "Mandatory Conversion" has the meaning set forth in Section 5(b)(i).

(m)            "Mandatory Conversion Date" has the meaning set forth in Section 5(b)(i).

(n)            "Notice of Conversion" has the meaning set forth in Section 5(b)(iii).

(o)            "Permissible Transfer" means a transfer by the holder of Series E Preferred Stock (i) to an Affiliate of such holder or to the Corporation, (ii) in a widespread public distribution of Common Stock or Series E Preferred Stock, (iii) in which no transferee (or group of associated transferees) would receive 2% or more of any class of Voting Securities of the Corporation (including pursuant to a related series of such transfers), or (iv) to a transferee that would control more than a majority of the Voting Securities of the Corporation (not including Voting Securities such Person is acquiring from the transferor).

(p)            "Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(q)            "Reorganization Event" means (i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property or assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; or (iii) any change, including by capital reorganization, reclassification or otherwise (other than a transaction resulting in an adjustment pursuant to Section 3(b) below), of the Common Stock into securities including securities other than Common Stock.

(r)            "Series E Liquidation Preference" has the meaning set forth in Section 4(b).

(s)            "Series E Preferred Stock" has the meaning set forth in Section 2.

(t)            "Voting Security" has the meaning set forth in 12 C.F.R. §225.2(q) or any successor provision.

2.            Designation and Amount. There shall be a series of preferred stock of the Corporation, of $1.00 par value per share, which shall be designated "Series E Nonvoting Convertible Preferred Stock" (the "Series E Preferred Stock"), and the number of shares constituting that series shall be 3,563,380. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate in accordance with the provisions of the laws of the State of Mississippi stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series E Preferred Stock to a number that is less than the number of shares of Series E Preferred Stock then outstanding plus the number of shares of Series E Preferred Stock issuable upon exercise of then outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. Shares of Series E Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized and unissued shares of preferred stock, undesignated as to series and available for future issuance.

3.            Dividends and Distributions; Adjustments for Combinations and Divisions of Common Stock.

(a)            Holders of Series E Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, non-cumulative Dividends (as defined below) in the amounts determined as set forth in this Section 3, and no more. The Series E Preferred Stock will rank subordinate and junior to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series E Preferred Stock and shall rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to the issuance of any rights to purchase stock, warrants, securities or other property (collectively, the "Dividends"). The holders of record of Series E Preferred Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends on each share of Preferred Stock equal to the per share amount paid on a share of Common Stock (the “Preferred Dividend”), and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Preferred Dividend is payable at the same time on the Series E Preferred Stock; provided, however, that if a stock Dividend is declared on Common Stock, the holders of Series E Preferred Stock will be entitled to a stock Dividend payable solely in shares of Series E Preferred Stock. Dividends that are payable on Series E Preferred Stock will be payable to the holders of record of Series E Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Series E Preferred Stock will have no right to receive any Dividends.  Notwithstanding the foregoing, in the event the shareholders of the Company do not approve the conversion of the Series E Preferred Stock to Common Stock within six (6) months of issuance pursuant to Section 5(b)(i) below, the holders of record of Series E Preferred Stock shall be entitled to receive as, when, and if declared by the Board of Directors, Dividends on each share of Preferred Stock equal to six (6) percent of liquidation value per annum, or $1.065 per share (the “Fixed Preferred Dividend”) subject to adjustment, as provided in Section 3(b) and Section 6 below, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Preferred Dividend is payable at the time on the Series E Preferred Stock.  Such Fixed Preferred Dividends will be payable semi-annually in arrears on June 30 and December 31, beginning on June 30, 2017, until the Mandatory Conversion as defined herein.

(b)            Subject to Section 6 below, in the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the Series E Preferred Stock will, concurrently with the effectiveness of such event, be proportionately split, reclassified, combined, consolidated, reverse-split or otherwise, as appropriate, such that the number of shares of Common Stock and Series E Preferred Stock outstanding immediately following such event shall bear the same relationship to each other as did the number of shares of Common Stock and Series E Preferred Stock outstanding immediately prior to such event.

4.            Liquidation, Dissolution or Winding Up.

(a)            Rank. The Series E Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank subordinate and junior in right of payment to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series E Preferred Stock and shall rank senior to the Common Stock in respect of the Series E Liquidation Preference as set forth below.

(b)            Liquidation Preference. Upon any voluntary liquidation, dissolution or winding up of the Corporation, subject to the rights of any holders of securities to which the rights of the holders of the Series E Preferred Stock are subordinate or on parity, the holders of Series E Preferred Stock shall be entitled to receive, and no distribution shall be made to the holders of shares of Common Stock or any other shares of capital stock of the Corporation ranking junior upon liquidation, dissolution or winding up to the Series E Preferred Stock, unless, prior thereto, the holders of Series E Preferred Stock shall have received an amount (the "Series E Liquidation Preference") equal to the greater of (i) seventeen and 75/100 dollars ($17.75) per share and (ii) the amount the holder of such share of Series E Preferred Stock would receive in respect of such share if such share had been converted into Common Stock at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Series E Preferred Stock at such time, without regard to any limitations on conversion of the Series E Preferred Stock).

(c)            Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the holders of Series E Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5.            Transfer; Conversion.

(a)            Transfer. Neither the initial holder of any share of Series E Preferred Stock nor any of its Affiliates shall be permitted to sell, transfer or otherwise dispose of such Series E Preferred Stock other than in a Permissible Transfer.

(b)            Conversion.

(i)            Subject to approval by the shareholders of the Company, three (3) business days following the Company’s receipt of shareholder approval for the issuance of the Common Stock issuable upon conversion of the Preferred Stock, each share of Preferred Stock will be automatically converted into one share of Common Stock (“Mandatory Conversion”); provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than 9.99% of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder and its Affiliates of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Series E Preferred Stock). In any such conversion, each share of Series E Preferred Stock will convert into one (1) share of Common Stock. To effect the Mandatory Conversion, the holder shall surrender (the date of such surrender, the "Mandatory Conversion Date") the certificate or certificates evidencing such shares of Series E Preferred Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock into which the Series E Preferred Stock has been converted.

(ii)            [Reserved].

(iii)            As promptly as practicable following any Mandatory Conversion, the holder of the converted shares shall provide the Corporation a written notice of such conversion (a "Notice of Conversion"). In addition to any information required by applicable law or regulation, the Notice of Conversion shall state (x) the number of shares of Common Stock to be issued in respect of such conversion, (y) the name in which shares of Common Stock to be issued upon such conversion should be registered, and (z) the manner in which certificates of Series E Preferred Stock held by such holder are to be surrendered for issuance of certificates representing shares of Common Stock. No later than three (3) business days following delivery of the Notice of Conversion, with respect to any shares of Series E Preferred Stock as to which a Mandatory Conversion shall have occurred, the Corporation shall issue and deliver certificates representing shares of Common Stock to the holder thereof or such holder's designee upon presentation and surrender of the certificate evidencing such Series E Preferred Stock to the Corporation and, if required, furnishing appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, and, in the event that such conversion is with respect to some, but not all, of the shares of Series E Preferred Stock represented by the certificate surrendered, the Corporation shall issue and deliver a certificate or certificate(s) representing the number of shares of Series E Preferred Stock that were not converted to Common Stock.

(iv)            Shares of Series E Preferred Stock converted in accordance with this Section 5 will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(v)            Prior to the close of business on the Mandatory Conversion Date with respect to any share of Series E Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such shares of Series E Preferred Stock, shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to the Common Stock (including voting rights) by virtue of holding such share of Series E Preferred Stock.

(vi)            All shares of Common Stock delivered upon conversion of the Series E Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(c)            No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or the By-Laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof, including Section 3(b) and this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the adjustment and conversion rights of the holders of the Series E Preferred Stock against impairment. Nothing in this Section 5(c) shall be deemed to grant approval or voting rights to the holders of Series E Preferred Stock that are in addition to those set forth in Section 9 hereof.

(d)            Reservation of Shares Issuable upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series E Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series E Preferred Stock; provided that if at any time the number of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Series E Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

6.            Reorganization Events.

(a)            So long as any shares of Series E Preferred Stock are outstanding, if there occurs a Reorganization Event, then a holder of shares of Series E Preferred Stock shall, effective as of the consummation of such Reorganization Event, automatically receive for such Series E Preferred Stock the type and amount of securities, cash and other property receivable in such Reorganization Event by a holder of the number of shares of Common Stock into which the number of shares of Series E Preferred Stock held by such holder would then be convertible (without regard to any limitations on conversion of the Series E Preferred Stock).

(b)            In the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the holders of Series E Preferred Stock shall be entitled to participate in such elections as if they had converted all of their Series E Preferred Stock into Common Stock immediately prior to the election deadline.

(c)            For the avoidance of doubt, nothing set forth herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Reorganization Event provided that the Series E Preferred Stock is treated as set forth in this Section 6.

7.            Maturity; Redemption. The Series E Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation. The Series E Preferred Stock will not be redeemable at the option of the Corporation or any holder of Series E Preferred Stock at any time. Notwithstanding the foregoing, nothing contained herein shall prohibit the Corporation from repurchasing or otherwise acquiring shares of Series E Preferred Stock in voluntary transactions with the holders thereof. Any shares of Series E Preferred Stock repurchased or otherwise acquired may be cancelled by the Corporation and thereafter be reissued as shares of any series of preferred stock of the Corporation.

8.            Voting Rights. The holders of Series E Preferred Stock will not have any voting rights, except as provided in Section 9 below or as otherwise from time to time required by law.

9.            Protective Provisions.

(a)            So long as any shares of Series E Preferred Stock are outstanding, the vote or consent of the holders of a majority of the shares of Series E Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Mississippi law:

(i)            any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Articles of Incorporation (including this Certificate of Designation) or the By-Laws that would adversely affect the rights or preferences of the Series E Preferred Stock (which shall not include, for the avoidance of doubt, any Reorganization Event in connection with which the Series E Preferred Stock is treated as provided in Section 6 above or any increase or decrease in the authorized amount of capital stock of the Corporation); or

(ii)            the consummation of a Reorganization Event in connection with which the Series E Preferred Stock is not converted or otherwise treated as provided in Section 6.

Notwithstanding anything to the contrary herein, any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock or any securities convertible into preferred stock, in any case ranking equally with, junior to and/or senior to the Series E Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation's liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect rights, preferences or privileges of the Series E Preferred Stock and, notwithstanding any provision of Mississippi law, holders of Series E Preferred Stock will have no right to vote solely by reason of such an increase, creation or issuance.

(b)            Notwithstanding the foregoing, holders of Series E Preferred Stock shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series E Preferred Stock shall have been converted into shares of Common Stock.

(c)            In the event that the Corporation makes (i) an offer to repurchase shares of Common Stock from all of the holders thereof, or (ii) a tender offer for any shares of Common Stock, the Corporation shall also offer to repurchase or make a tender offer for, as applicable, shares of Series E Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase and otherwise on terms which would provide the holders of the Series E Preferred Stock consideration and other terms equivalent to the terms offered to the holders of Common Stock assuming the Series E Preferred Stock were so converted.

10.            Notices. Any notice required by the provisions hereof to be given to the holders of Series E Preferred Stock will be deemed given upon the earlier of (i) actual receipt and (ii) three (3) business days after being sent by certified or registered mail, postage prepaid, return receipt requested, and addressed to each holder of record at such holder's address as it appears on the books of the Corporation.

11.           Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Series E Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

12.         No Preemptive Rights. Except as may be set forth in any agreement between the Corporation and any holder of Series E Preferred Stock, the holders of Series E Preferred Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation.

13.           Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Corporation's transfer agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

14.        Other Rights. The shares of Series E Preferred Stock have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.